Exhibit 10.1

SEVERANCE AGREEMENT, WAIVER AND RELEASE OF ALL CLAIMS

THIS SEVERANCE AGREEMENT, WAIVER and RELEASE OF ALL CLAIMS, hereinafter referred to as “Agreement,” is made and entered into as of the 16th day of May, 2022 by and between ENERGY SERVICES OF AMERICA CORPORATION, a Delaware corporation, hereinafter referred to for convenience as “ESA,” having its principal place of business at 75 West Third Avenue, Huntington, West Virginia 25701, and NEIL RIDDLE, hereinafter referred to for convenience as “Riddle.”

W I T N E S S E T H :

WHEREAS, Riddle has been employed by ESA as its Chief Operating Officer; and

WHEREAS, Riddle has elected to voluntarily resign his employment with ESA effective May 16, 2022; and

WHEREAS, ESA has already paid Riddle all wages and other benefits due him through the Effective Date; and

WHEREAS, in consideration of Riddle’s service and the release by Riddle of any and all claims against ESA as hereinafter more fully set forth, ESA has agreed to pay Riddle a severance amount upon Riddle’s acceptance of the terms and conditions set forth herein; and

WHEREAS, ESA and Riddle wish to memorialize the agreements made between them with regard to the termination of his employment, severance pay, and the release of all claims;

NOW, THEREFORE, in consideration of the foregoing premises, which are not mere recitals but are integral parts hereof, and the covenants stated herein, it is mutually agreed by and between the parties as follows:

1.       Riddle and ESA agree that Riddle’s employment with ESA is ended as of the Effective Date pursuant to Riddle’s resignation.

2.       In consideration of the hereafter releases, ESA hereby agrees to pay Riddle the sum of One Hundred Thousand Dollars ($ 100,000) as “severance pay,” less normal payroll deductions and withholdings for federal, state, and FICA, with payment thereof conditioned upon Riddle’s unrevoked execution of this Agreement and to be paid to Riddle after the expiration of the unused revocation period set forth in paragraph 10 of this Agreement.

3.       In consideration of the aforesaid severance pay, the sufficiency of which Riddle hereby acknowledges, Riddle for himself and for his heirs, personal representatives, successors and assigns, does hereby release and forever discharge ESA, Inc. and any and all of said corporation’s divisions, subsidiaries, predecessors, successors, employee benefit plans, affiliates and/or related entities, and each of their past, present and future shareholders, trustees, fiduciaries, administrators, directors, officers, agents, Riddles, attorneys and the predecessors, successors and assigns of each of them (hereinafter referred to collectively as the “Released Parties”), from any and all causes of action, claims, demands, suits, damages, losses, expenses, injuries, sums of money, and/or judgments including but not limited to any and all matters relating to his employment by ESA or the termination of his employment as contemplated herein which Riddle expressly acknowledges (collectively referred to herein as “Claims”), whether known or unknown, suspected or not suspected, arising at any time prior to and through the date of the execution of this Agreement, which Riddle ever had or now has against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of this Agreement which are or might have been asserted against any of the Released Parties by Riddle, or on behalf of him, including but not limited to any accrued vacation pay, severance, payment under any bonus plan, profit sharing plans, retirement plans, or any benefit plan or other plan of any type or nature. Riddle further acknowledges and agrees that any other agreement or contract between Riddle and ESA, whether written, verbal, or otherwise implied, is terminated, null and void, and is hereby superseded by this Agreement.

Riddle expressly agrees to assume any and all tax consequences to him as a result of the execution of this Agreement. It is specifically understood that, if required by applicable law, ESA shall transmit or cause to be transmitted the requisite W-2, 1099, or other tax statements to Riddle and report the same to the Internal Revenue Service or other taxing authority. Riddle expressly covenants and agrees that ESA makes no representations of any kind to Riddle as to the tax consequences to Riddle resulting from the provisions of this Agreement.

4.       Without limiting the generality of the foregoing, and to the fullest extent permitted by applicable law, by executing this Agreement, Riddle intends to and does hereby release and discharge the Released Parties from any and all claims, demands, causes of action, suits, fees (including attorney’s fees and expenses) and liabilities and the right, if any, of Riddle to demand any pay or damages or award of any kind whatsoever, whether known or unknown, suspected or not suspected, which Riddle ever had or now has against the Released Parties, arising out of his employment with ESA, the terms and conditions of such employment, the termination of such employment or any of the events relating to his employment, including, but not limited to, any such claim, demand, cause of action, suit, fee, liability or right arising under:

(a)	the Age Discrimination in Employment Act of 1967, as amended, which prohibits age discrimination in employment;

(b)	the Civil Rights Act of 1964, as amended, which prohibits, among other things, discrimination in employment based upon race, color, religion, national origin or sex;

(c)	the Civil Rights Act of 1866, as amended;

(d)	the Civil Rights Act of 1991, as amended;

(e)	the Employment Retirement Income Security Act of 1974, as amended, which governs Riddle benefit plans;

(f)	the Americans With Disabilities Act of 1990, as amended, which prohibits discrimination against qualified individuals with disabilities;

(g)	the West Virginia Human Rights Act, which prohibits discrimination on the basis of such matters as race, religion, color, national origin, ancestry, sex, age, disability and familial status;

(h)	Executive Orders 11246 and 11141; and

(i)	any and all Federal, State, and Local laws, whether statutory or common law, including but not limited to the laws of the United States of America, the State of West Virginia, and any applicable laws or statutes of local jurisdictions.

In addition, to the extent the same may prove applicable and as permitted by law, this Agreement also applies to the release and waiver of any and all claims, if any, which Riddle may have arising under the Vocational Rehabilitation Act of 1973, as amended, which prohibits federal contractors from discriminating against qualified handicapped individuals; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), which relates to health care continuation coverage; the Family and Medical Leave Act (FMLA) which provides certain leave rights to certain persons; the Health Insurance Portability and Accountability Act (HIPAA) which pertains to certain health related matters; the West Virginia Workers’ Compensation Act (with the exception of any pending claims which Riddle now has, if any); the Fair Labor Standards Act (FLSA) which pertains to payment of wages and hours worked; and the West Virginia Wage Payment and Collection Act which pertains to the payment of wages.

This Agreement also includes the release and waiver of any claims that Riddle may have that Released Parties directly or indirectly dealt with Riddle unfairly or in bad faith, including but not limited to any claim for wrongful discharge; breach of contract, whether express or implied; violation of public policy; defamation, invasion of privacy, libel and slander; outrageous conduct; retaliatory discharge; misrepresentation, conspiracy, interference with contractual rights, constructive discharge; any claim for wages or fringe benefits arising out of or in connection with his employment or the termination from his employment with ESA; any other tort, contract or statutory claim, or claim for violation of any other federal, state or local laws or regulations; and any other claim for relief of any nature arising out of or related to Riddle’s employment with ESA or termination from employment with ESA.

This Agreement also includes a release and waiver of any rights to recall, reinstatement, re-employment, and past or future wages or other compensation except as herein expressly provided.

This Agreement does not waive rights or claims that arise by reason of conduct or events that occur after the date of its execution.

5.       Riddle covenants and agrees that he has not filed any suits, complaints or charges against the Released Parties or any of their affiliated entities with any board, commission, governmental agency or in any court; that he will not file any suit or complaint with any federal, state or local court against the Released Parties or any of their affiliated entities at any time hereafter concerning any matter taking place before this settlement; and that, if a board, commission, agency or court assumes jurisdiction of any suit, complaint or charge against the Released Parties or any of their affiliated entities on behalf of Riddle, Riddle shall move and request such board, commission, agency or court to withdraw from the matter and to dismiss it with prejudice. Riddle understands, however, that, as provided by applicable law, nothing contained in this Agreement limits Riddle’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Riddle further understands that this Agreement does not limit Riddle’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Riddle’s right to receive an award for information provided to any Government Agencies. However, to the extent permitted by law, Riddle waives the right to recover any damages or other relief with respect to any such charge or any claim or suit brought by or through any local, state, or federal department, agency, or court.

6.       Riddle certifies that, prior to or upon his execution of this Agreement, he has delivered to the ESA CEO or his designee all ESA company equipment including, but not limited to any company issued laptop computer, cell phone, and any other equipment which ESA had previously provided to him in connection with his employment.

7.       ESA agrees that it will not contest or otherwise oppose Riddle’s efforts to secure unemployment compensation following Riddle’s separation of employment.

8.       By entering into this Agreement, ESA does not admit or concede, but, instead expressly denies, that it or any of its shareholders, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its past and/or present officers, directors, agents, attorneys and Riddles violated any contractual, statutory or common law right of Riddle.

9.       Riddle acknowledges that he has been informed that he has the right to consider this Agreement for a period of twenty-one (21) days prior to execution, that he may use as much or all of the twenty-one (21) day period as he wishes in so considering it, and has done so. Riddle acknowledges that he has been advised by ESA to consult an attorney before signing this Agreement, and that he has executed this Agreement after having the opportunity to consult with an attorney and to consider the terms of this Agreement for at least twenty-one (21) days prior to signing this Agreement. Riddle has been advised by ESA that the toll free telephone number for the West Virginia State Bar Association is 1(866) 989-8227, and that the Bar Association will assist him in obtaining an attorney, if desired. Riddle further acknowledges that he has read this Agreement in its entirety, understands all of its terms, and knowingly and voluntarily assents to all of the terms and conditions contained herein.

10.       Once signed, Riddle shall immediately tender this Agreement to ESA’s CEO. Riddle acknowledges that he has been informed that this Agreement is subject to a seven (7) day revocation period after being signed by Riddle. In other words, for seven (7) days after Riddle signs this Agreement, Riddle may revoke his signature to the Agreement in writing. This Agreement shall not become effective until the eighth calendar day following Riddle’s signing of this Agreement, and Riddle may at any time prior to that effective date revoke this Agreement by giving notice in writing of such revocation to Douglas Reynolds, CEO at ESA, 75 West Third Avenue, Huntington, WV 25701, by certified or registered mail, return receipt requested, or by Federal Express or Overnight Delivery Service.

11.       If any part, term or provision of this Agreement is declared or determined by any court or person, agency or institution with jurisdiction to be illegal or invalid, such invalidity or illegality shall not affect the validity of the other provisions of this Agreement, and the illegal or invalid part, term or provision shall be deemed to be severable and not part of this Agreement.

12.       This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

13.       This Agreement may be used as evidence in a subsequent proceeding in which any of the parties alleges a breach of this Agreement.

14.       This Agreement written on nine (9) sheets of paper constitutes the entire understanding and agreement between the parties as to the subject matter hereof, and the terms of this Agreement may not be waived, modified or supplemented except in writing by all parties hereto.

15.       This Agreement shall be construed in accordance with the laws of West Virginia and venue for any dispute concerning this Agreement shall be exclusively in the Circuit Court of Cabell County, West Virginia or the United States District Court for the Southern District of West Virginia at Huntington, West Virginia.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this writing to be properly executed all as of the dates indicated below.

Date: May 17, 2022	/s/Neil Riddle
NEIL RIDDLE

Date: May 17, 2022	ENERGY SERVICES OF AMERICA CORPORATION,
a Delaware corporation

	By	/s/Charles Crimmel

Its CFO/Secretary